--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

              under the Securities Exchange Act of 1934 as amended
                                (Amendment No. 3)

                            WIMM-BILL-DANN FOODS OJSC

--------------------------------------------------------------------------------
                                (Name of Issuer)

                ORDINARY SHARES, PAR VALUE 20 RUSSIAN RUBLES EACH


--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    97263M10


--------------------------------------------------------------------------------
                                 (CUSIP Number)

         Roman V. Bolotovsky                   Natalya V. Elizarova
      Wimm-Bill-Dann Foods OJSC           c/o I.M. Arteks Holdings Limited
  16/15 Yauzsky Blvd. Moscow 109028    Karapatakis Building, 1 Naousis Street
               Russia                             P.O. Box 40634
        Tel: +7-095-105-5805              Larnaca 6018 Republic of Cyprus
        Fax: +7-095-105-5800                   Tel: + 7-095-923-0194
                                               Fax: + 7-095-232-5641

           with a copy to:                        with a copy to:

        William S. Lamb, Esq.                 Joseph G. Connolly, Jr..
LeBoeuf, Lamb, Greene & MacRae, L.L.P.          Hogan Hartson L.L.P.
125 West 55th St., New York, NY 10019        555 Thirteenth Street, NW,
        Tel.: 1-212-424-8000                    Washington, DC 20004
         Fax: 1-212-424-8500                    Tel: 1-202-637-5600
                                                Fax: 1-202-637-5910

--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                                 March 24, 2004


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

                             ----------------------

If the filing person has previously filed a statement on Schedule 13 G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

                         (Continued on following pages)

                              (Page 1 of 14 Pages)

CUSIP No. 97263M10                    13D                           Page 2 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Gavril A. Yushvaev
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          8,272,948
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                           Page 3 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Mikhail V. Dubinin
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          3,005,152
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                           Page 4 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Sergei A. Plastinin
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          5,351,421
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                           Page 5 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Alexander S. Orlov
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          1,932,203
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                           Page 6 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     David Iakobachvili
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Kingdom of Sweden
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          4,164,500
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                           Page 7 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Mikhail I. Vishnyakov
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          1,139,765
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                           Page 8 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Evgeny L. Yaroslavskiy
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Russian Federation
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          630,231
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                           Page 9 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Victor E. Evdokimov
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          186,571
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                          Page 10 of 14

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     I.M. Arteks Holdings Limited
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                              (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                 OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                  |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cyprus
--------------------------------------------------------------------------------
               7.    SOLE VOTING POWER

                     None
               -----------------------------------------------------------------
NUMBER OF      8.    SHARED VOTING POWER
SHARES
BENEFICIALLY         27,009,049
OWNED BY       -----------------------------------------------------------------
EACH           9.    SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH          2,326,258
               -----------------------------------------------------------------
               10.   SHARED DISPOSITIVE POWER

                     None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,009,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                  |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     61.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP No. 97263M10                    13D                          Page 11 of 14

                                  SCHEDULE 13D

      This Amendment No.3 (this "Amendment No.3") is being filed by the Reporting Persons to amend the statement on Schedule 13D filed with the Securities and Exchange Commission on September 16, 2003 (the "Initial Schedule 13D"), as amended by Amendment No.1 thereto filed with the Securities and Exchange Commission on November 21, 2003 ("Amendment No.1"), and Amendment No.2 thereto filed with the Securities and Exchange Commission on March 3, 2004 ("Amendment No.2"). The Initial Schedule 13D, as amended by Amendment No.1 and Amendment No.2, may be referred to herein as the "Schedule 13D".

Item 1. Security and Issuer

      This Amendment No.3 is filed with respect to the ordinary shares, par value 20 Russian rubles per ordinary share (the "Ordinary Shares"), of Wimm-Bill-Dann Foods OJSC, a joint stock company organized under the laws of the Russian Federation (the "Issuer"), having its principal executive offices at 16/15 Yauzsky Boulevard, Moscow 109028, Russian Federation. The Ordinary Shares are traded on the New York Stock Exchange through an American Depositary Share facility in which each American Depositary Share of the Issuer (the "American Depositary Shares" or "ADSs") represents one Ordinary Share. Each reference in this Amendment No.3 to Ordinary Shares refers also (where applicable) to the corresponding American Depositary Shares representing such Ordinary Shares. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Schedule 13D.

Item 2. Identity and Background

Paragraphs (a)-(c) and (f) of Item 2 of the Schedule 13D are hereby amended with respect to the Natural Reporting Persons by replacing Exhibit 1 to Amendment
No. 2 in its entirety with Exhibit 1 to this Amendment No. 3.

Item 3. Source and Amount of Funds or Other Consideration

Paragraph (1) of Item 3 of the Schedule 13D is hereby amended and restated in its entirety as follows:

      David Iakobachvili acquired 346,153 Ordinary Shares on February 20, 2004, and an additional 1,000,000 Ordinary Shares on March 24, 2004, in each case using his personal funds to pay the purchase price of USD13.00 per share. All other Ordinary Shares owned by David Iakobachvili, and all Ordinary Shares owned by all other Natural Reporting Persons, were acquired in exchange for common registered shares of "Lianozovo dairy" OJSC and common registered shares of "Production and Analytical Group "Rodnik" ZAO, both of which thereby became and still remain subsidiaries of the Issuer.

Item 5. Interest in Securities of the Issuer

Clauses (ii), (iv), (v) and (viii) of Paragraphs (a) and (b) of Item 5 of the
Schedule 13D are hereby amended and restated as follows:

      (ii) Mikhail V. Dubinin is a direct holder of 3,005,152 Ordinary Shares, as to which Mikhail V. Dubinin possesses sole investment power;

      (iv) Alexander S. Orlov is a direct holder of 1,932,203 Ordinary Shares, as to which Alexander S. Orlov possesses sole investment power;

CUSIP No. 97263M10                    13D                          Page 12 of 14



      (v) David Iakobachvili is a direct holder of 4,164,500 Ordinary Shares, as to which David Iakobachvili possesses sole investment power; and

      (viii) Victor E. Evdokimov is a direct holder of 186,571 Ordinary Shares, as to which Victor E. Evdokimov possesses sole investment power.

(c) On March 24, 2004, David Iakobachvili acquired 1,000,000 Ordinary Shares, representing approximately 2.27% of the Ordinary Shares in private transactions in Russia at a price of USD13.00 per share from other Natural Reporting Persons. Of those 1,000,000 Ordinary Shares, he acquired 598,254 from Mikhail V. Dubinin, 366,369 from Alexander S. Orlov and 35,377 from Victor E. Evdokimov.

(e) As a result of the transaction described in Item 5(c) above, Alexander S. Orlov ceased to be the beneficial owner of more than 5% of the Ordinary Shares.

Item 7. Material to be Filed as Exhibits


(1)   Information Concerning Natural Reporting Persons

(2) Power of Attorney, dated September 4, 2003 by each of the Natural Reporting Persons, appointing Roman V. Bolotovsky and Tatiana A. Mikhaylova as attorneys-in-fact (incorporated herein by reference to the Initial Schedule 13D)

(3) Specific Power of Attorney, dated November 17, 2003, by I.M.Arteks Holdings Limited, appointing Natalia V. Elizarova as attorney-in-fact (incorporated herein by reference to Amendment No.2)

CUSIP No. 97263M10                    13D                          Page 13 of 14

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we, the undersigned, hereby certify that the information set forth in this statement is true, complete and correct.



Date:  March 30, 2004                 By   /s/ Roman V. Bolotovsky
                                           -------------------------------------
                                           Name: Roman V. Bolotovsky
                                           as Attorney-in-Fact for Gavril A.
                                           Yushvaev

Date:  March 30, 2004                 By   /s/ Roman V. Bolotovsky
                                           -------------------------------------
                                           Name: Roman V. Bolotovsky
                                           as Attorney-in-Fact for Mikhail V.
                                           Dubinin

Date:  March 30, 2004                 By   /s/ Roman V. Bolotovsky
                                           -------------------------------------
                                           Name: Roman V. Bolotovsky
                                           as Attorney-in-Fact for Sergei A.
                                           Plastinin

Date:  March 30, 2004                 By   /s/ Roman V. Bolotovsky
                                           -------------------------------------
                                           Name: Roman V. Bolotovsky
                                           as Attorney-in-Fact for Alexander S.
                                           Orlov

Date:  March 30, 2004                 By   /s/ Roman V. Bolotovsky
                                           -------------------------------------
                                           Name: Roman V. Bolotovsky
                                           as Attorney-in-Fact for David
                                           Iakobachvili

Date:  March 30, 2004                 By   /s/ Roman V. Bolotovsky
                                           -------------------------------------
                                           Name: Roman V. Bolotovsky
                                           as Attorney-in-Fact for Mikhail I.
                                           Vishnyakov

Date:  March 30, 2004                 By   /s/ Roman V. Bolotovsky
                                           -------------------------------------
                                           Name: Roman V. Bolotovsky
                                           as Attorney-in-Fact for Victor E.
                                           Evdokimov

Date:  March 30, 2004                 By   /s/ Roman V. Bolotovsky
                                           -------------------------------------
                                           Name: Roman V. Bolotovsky
                                           as Attorney-in-Fact for Evgeny L.
                                           Yaroslavskiy

Date:  March 30, 2004                      I.M. Arteks Holdings Limited
                                      By   /s/  Natalia V. Elizarova
                                           -------------------------------------
                                           Name: Natalia V. Elizarova
                                           Title:   Attorney-in-Fact

CUSIP No. 97263M10                    13D                          Page 14 of 14

                                                                       Exhibit 1

Set forth below are the name, business address and present principal occupation or employment, and the name of any corporation or other organization in which such employment is conducted, for each of the Reporting Persons.

Name                      Business Address            Employment and Employer
----                      ----------------            -----------------------

Gavril A. Yushvaev        Wimm-Bill-Dann Foods OJSC   President of
                          16/15 Yauzsky Blvd.         "RusAgroProject" CJSC
                          Moscow 109028 Russia

Mikhail V. Dubinin        Wimm-Bill-Dann Foods OJSC   Member of the Board
                          16/15 Yauzsky Blvd.         of Directors of
                          Moscow 109028 Russia        Wimm-Bill-Dann Foods OJSC

Sergei A. Plastinin       Wimm-Bill-Dann Foods OJSC   Director and Chairman
                          16/15 Yauzsky Blvd.         of the Management Board of
                          Moscow 109028 Russia        Wimm-Bill-Dann Foods OJSC

Alexander S. Orlov        Wimm-Bill-Dann Foods OJSC   Member of the Board
                          16/15 Yauzsky Blvd.         of Directors of
                          Moscow 109028 Russia        Wimm-Bill-Dann Foods OJSC

David Iakobachvili        Wimm-Bill-Dann Foods OJSC   Chairman of the Board
                          16/15 Yauzsky Blvd.         of Directors of
                          Moscow 109028 Russia        Wimm-Bill-Dann Foods OJSC

Mikhail I. Vishnyakov     Wimm-Bill-Dann Foods OJSC   Member of the Board
                          16/15 Yauzsky Blvd.         of Directors of
                          Moscow 109028 Russia        Tsaritsino Dairy" OJSC

Evgeny L. Yaroslavskiy    Wimm-Bill-Dann Foods OJSC   Deputy General
                          16/15 Yauzsky Blvd.         Director of "Trine" Co.
                          Moscow 109028 Russia        Ltd

Victor E. Evdokimov       Wimm-Bill-Dann Foods OJSC   Investment counselor
                          16/15 Yauzsky Blvd.         to Chairman of the
                          Moscow 109028 Russia        Management Board of
                                                      Wimm-Bill-Dann Foods OJSC